Exhibit 99.1
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PRESS RELEASE
Applied Aerospace & Defense Names Chris Rogers
President and Chief Strategy Officer
Huntsville, AL — [August 10, 2026] — Applied Aerospace & Defense (“Applied”), a premier provider of advanced manufacturing for mission-critical space and defense applications, today announced the appointment of Chris Rogers to the newly created position of President and
Chief Strategy Officer. Following Applied’s initial public offering (IPO) in June 2026, the
Company is evolving its executive leadership structure to support accelerated growth and the scaling of its advanced manufacturing infrastructure.
In his expanded capacity as President, Chris will have broad strategic and operational oversight across the enterprise, driving connectivity across the organization while continuing to lead the
Company’s core growth-related functions, including corporate strategy, business development, mergers and acquisitions, government relations, communications, and investor relations.
“Chris’s deep understanding of the aerospace and defense landscape has been a vital asset to
Applied as we continue to broaden our foundation of highly differentiated capabilities in support of the U.S. industrial base,” said Applied CEO Trip Ferguson. “As President and Chief Strategy
Officer, Chris will have expanded influence over our strategic and industrial direction.  He is a proven leader whose focus on execution will help us to meet the demanding requirements of our growing customer base while further strengthening the unique culture that makes Applied a great place to work for our team members”
Prior to joining Applied, Chris spent more than 20 years at Harris Williams, where he served as
Managing Director and Head of the Aerospace, Defense & Government Services (ADG) Group.
Earlier in his career, Chris served as an officer in the United States Marine Corps.  Chris earned an MBA from Harvard Business School and a BS from the United States Naval Academy. The appointment of Chris Rogers as President and Chief Strategy Officer comes in advance of the company’s financial earnings call which is scheduled for August 12, 2026.
About Applied Aerospace & Defense
Applied Aerospace & Defense, Inc. ("Applied") is a premier provider of advanced design, engineering, and vertically integrated manufacturing solutions for leading and next-generation space and defense technology companies. Applied builds complex, mission-critical hardware for extreme operating environments across three core markets: Space & Launch Systems, Defense
Aviation & Airborne Systems, and C5ISR & Precision Strike Systems. With over 120 years of advanced manufacturing heritage, Applied employs a nationwide infrastructure of 11 purpose-
built facilities across six states and more than 1.5 million square feet of production capacity, supported by IP-enabled process expertise for the full lifecycle management of rapid prototyping, large-scale production, and aftermarket sustainment of enduring platforms. Applied
Aerospace & Defense is a publicly traded company on the New York Stock Exchange (NYSE)
under the ticker symbol “AADX.” To learn more visit www.applied-ad.com.
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Contacts:
David Myers, SVP Marketing & Strategy
David.Myers@applied-aerospace.com
Applied@icrinc.com